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                                                                     EXHIBIT 11


                                    MBIA INC. AND SUBSIDIARIES

                     COMPUTATION OF EARNINGS PER SHARE ASSUMING DILUTION

                              (In thousands except per share amounts)

                                                THREE MONTHS ENDED      NINE MONTHS ENDED
                                                  SEPTEMBER 30             SEPTEMBER 30
                                              ---------------------   ---------------------
                                                1999         1998         1999       1998
                                              ---------   ---------   ---------   ---------

Net income                                     $127,410    $108,243    $193,623    $329,377
                                              =========   =========   =========   =========
Diluted weighted average shares:

     Basic weighted average shares
     outstanding                                 99,729      99,099      99,649      98,882
     Effect of stock option
                                                    756       1,132         863       1,289
                                              ---------   ---------   ---------   ---------
Diluted weighted average shares:                100,485     100,231     100,512     100,171
                                              =========   =========   =========   =========

Basic EPS                                      $   1.28    $   1.09    $   1.94    $   3.33
                                              =========   =========   =========   =========

Diluted EPS                                    $   1.27    $   1.08    $   1.93    $   3.29
                                              =========   =========   =========   =========
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